Exhibit 99.1

Cellectar Biosciences Announces Closing of $20 Million
Underwritten Public Offering

FLORHAM PARK, N.J., June 5, 2020 – Cellectar Biosciences (Nasdaq: CLRB), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced the closing of its previously announced underwritten public offering for gross proceeds of $20.0 million prior to deducting underwriting discounts and commissions and estimated offering expenses.

The offering was comprised of 14,601,628 shares of common stock, together with Series H Warrants to purchase 8,695,664 shares of common stock. The public offering price of a share of Common Stock together with one-half of a Series H Warrant to purchase one share of common stock was $1.15. Each whole Series H Warrant is exercisable to purchase one share of our common stock at an exercise price of $1.2075 per share, is exercisable upon issuance and will expire five years from the date of issuance. The shares of common stock and the accompanying Series H warrants were purchased together in this offering but were issued separately.

Cellectar also issued 2,789,700 pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded warrant and one-half of a Series H Warrant is $1.1499 and the exercise price of each pre-funded warrant will be $0.00001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrant and the accompanying Series H Warrants were purchased together in the offering but were issued separately.

Oppenheimer & Co. Inc. acted as the sole book-running manager in connection with the offering and Ladenburg Thalmann & Co. Inc. and Roth Capital Partners acted as co-lead managers.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-238132), which was declared effective by the Securities and Exchange Commission (SEC) on June 2, 2020 and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-238892), which became effective when filed.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s lead PDC therapeutic, CLR 131, is currently in two clinical studies. The CLOVER-1 Phase 2 study completed the Part A dose-exploration portion, conducted in relapsed/refractory (r/r) B-cell malignancies, and is now enrolling in the Part B expansion cohorts evaluating an approximate 100mCi total body dose of CLR 131 in relapsed/refractory (r/r) multiple myeloma (MM) and lymphoplasmacytic lymphoma/Waldenstrom’s macroglobulinemia (LPL/WM). The data from the Part A portion was announced on February 19, 2020. The company is also conducting a Phase 1 dose-escalation study in pediatric solid tumors and lymphomas.

The company’s product pipeline includes one preclinical PDC chemotherapeutic program (CLR 1900) and several partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the recent COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended March 31, 2020. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

646-915-3820

monique@lifesciadvisors.com